CERTIFICATE OF AMENDMENT TO
RESTATED CERTIFICATE OF INCORPORATION OF
TD SYNNEX CORPORATION
TD SYNNEX Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:
FIRST: The name of the corporation is TD SYNNEX Corporation.
SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on September 4, 2003 under the name “SYNNEX Corp.”
THIRD: The amendment to the Restated Certificate of Incorporation of the Corporation as set forth below has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.
FOURTH: Article VI of the Restated Certificate of Incorporation as presently in effect is amended to read in its entirety as follows:
“A. Power of Stockholder to Act by Written Consent. No action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.
B. Special Meetings of Stockholders. Special meetings of the stockholders of the Corporation may be called for any purpose or purposes, unless otherwise prescribed by statute or by this Restated Certificate of Incorporation,  (i) at the request of the Chair of the Board, the Chief Executive Officer, or the President of the Corporation, (ii) by a resolution duly adopted by the affirmative vote of a majority of the Board of Directors, or (iii) at the request of the stockholders holding at least twenty-five percent (25%) of the then outstanding shares of Common Stock. The procedure to be followed by stockholders in calling a special meeting and the methodology for determining the percentage of votes entitled to be cast by the stockholders seeking to call a special meeting (including without limitation any minimum holding periods or other limitations or conditions) shall be as set forth in the Bylaws. Except as otherwise required by law or this Restated Certificate of Incorporation, the Board may postpone, reschedule, or cancel any special meeting of stockholders called pursuant to (i) or (ii) above.
C. Cumulative Voting. The stockholders of the Corporation shall not have cumulative voting.”
FIFTH: All other provisions of the Restated Certificate of Incorporation remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer of the Corporation on this 25th day of March, 2026.
TD SYNNEX CORPORATION

By /s/ David Vetter
David Vetter
Chief Legal Officer and Corporate Secretary